FOR IMMEDIATE RELEASE	April 1, 2015
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, April 1, 2015…...On April 1, 2015, the Board of Directors of Monmouth Real Estate Investment Corporation (NYSE:MNR) declared its quarterly cash dividend on the Company’s Common Stock of $0.15 per share payable June 15, 2015, to shareholders of record at the close of business on May 15, 2015. The Company’s annual dividend rate on its Common Stock is $0.60 per share.

On April 1, 2015, the Board of Directors declared a dividend for the period commencing March 1, 2015 through May 31, 2015, of $0.4765625 per share on the Company’s 7.625% Series A Cumulative Redeemable Preferred Stock payable June 15, 2015, to shareholders of record at the close of business on May 15, 2015. Series A preferred share dividends are cumulative and payable quarterly at an annual rate of $1.90625 per share.

Also on April 1, 2015, the Board of Directors declared a dividend for the period March 1, 2015 through May 31, 2015, of $0.4921875 per share on the Company’s 7.875% Series B Cumulative Redeemable Preferred Stock payable June 15, 2015, to shareholders of record at the close of business on May 15, 2015. Series B preferred share dividends are cumulative and payable quarterly at an annual rate of $1.96875.

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties subject to long-term leases primarily to investment grade tenants. The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of eighty-nine properties located in twenty-eight states, containing a total of approximately 13.0 million rentable square feet. In addition, the Company owns a portfolio of REIT securities.

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